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Exhibit 99.1

SANGAMO BIOSCIENCES, INC. COMPLETES GENDAQ LTD. ACQUISITION.

Richmond, California—July 5, 2001—Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that it had completed the acquisition of Gendaq Ltd., a privately held biotechnology company headquartered in London. Under the terms of the acquisition agreement, Sangamo acquired all of the outstanding shares of Gendaq in exchange for approximately 2,124,638 newly issued shares of Sangamo common stock. In addition, Sangamo will reserve 125,352 shares of common stock for options granted to Gendaq employees.

    "We are very pleased to complete this transaction," said Edward Lanphier, president and chief executive officer of Sangamo BioSciences, Inc. "The addition of Gendaq's outstanding scientific team and 24 patent applications in the zinc finger field solidifies and augments Sangamo's leadership in ZFP TF gene regulation."

    In connection with the acquisition, Stephen Reeders, Investment Manager at MVM Limited, a venture capital firm, was appointed to the Sangamo Board of Directors. Dr. Reeders has degrees in Natural Sciences (Cambridge) and Medicine (Oxford) and practiced as a clinician before taking up research into molecular genetics at Oxford University and Yale University where he was an Associate Professor of Medicine and Genetics and an Investigator of the Howard Hughes Medical Institute. He has been involved in starting up several US biotechnology companies and from 1993, was responsible for early-stage health care investments at Saunders, Karp & Megrue in New York City.

About Sangamo

    Sangamo is focused on the research and development of novel transcription factors for the regulation of gene expression. Sangamo's Universal Gene Recognition™ technology enables the engineering of transcription factors known as zinc finger DNA-binding proteins, or ZFP TFs. By engineering ZFP TFs so that they can recognize a specific gene, Sangamo has created ZFP TFs that can control gene expression and, consequently, cell function. The company intends to establish Universal Gene Recognition as a widely used technology for commercial applications in pharmaceutical discovery, human therapeutics, clinical diagnostics, agriculture and industrial biotechnology. Over twenty leading pharmaceutical and biotechnology companies have utilized ZFP TFs. In addition, Sangamo is developing novel ZFP TF-based therapeutics for the treatment of cardiovascular disease. For more information about Sangamo, visit the company's web site at www.sangamo.com.

    This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by those sections. Those forward-looking statements include statements related to the ability of Sangamo BioSciences, Inc. to continue to meet marketing, technology, and customer demands as it relates to its products within the gene regulation market and to completed the acquisition of Gendaq. Actual results may differ materially due to a number of factors, including numerous technological, operational and financial challenges associated with the regulation of genes. The matters discussed in this press release also involve risks and uncertainties concerning Sangamo's products and services described in Sangamo's filings with the Securities and Exchange Commission (SEC). In particular, see the risk factors described in the company's Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

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SANGAMO BIOSCIENCES, INC. COMPLETES GENDAQ LTD. ACQUISITION.